July 3, 2017

Joel S. Marcus
Address on file with the Corporation

Dear Joel:

This letter confirms our recent discussions regarding your service as Executive Chairman and uses the same defined terms as your Amended and Restated Executive Employment Agreement, effective as of January 1, 2015 (your “Employment Agreement”).

Commencement & Term
As contemplated by your Employment Agreement, the Executive Chairman Period will begin on April 1, 2018. The Executive Chairman Period and Term shall continue initially through December 31, 2019 and, beginning at that date, the Executive Chairman Period and Term will be extended each December 31 for an additional one-year period unless you or the Corporation delivers 90 days’ prior written notice of non-renewal to the other.
Duties and Responsibilities as Executive Chairman
Your duties and responsibilities as Executive Chairman will include (but not be limited to) overseeing and assisting the Chief Executive Officer, directing the long-term strategy of the Corporation, overseeing strategic business matters, leading Venture Investments, and the duties and responsibilities listed in the Annex to this letter. Nothing in this letter or your Employment Agreement will preclude you from pursuing writing projects during the Executive Chairman Period (subject, of course, to your compliance with Sections 5 and 6.2 of your Employment Agreement).
Annual Compensation
For each fiscal year ending during the Executive Chairman Period, you will be eligible for an annual Cash Bonus on the same terms as provided by your Employment Agreement for fiscal year 2017. In addition, for each fiscal year ending during the Executive Chairman Period, you also will be eligible to receive an LTI Grant on the same terms provided in your Employment Agreement for fiscal year 2017 except that the target value for each year will be reduced from $5,500,000 to $2,750,000.
Severance
From April 1, 2018 through December 31, 2019, the Severance Payment will be as defined in the last sentence of Section 4.4(a) of your Employment Agreement, except that the resulting amount shall be multiplied by two. The equity-related and other benefits you receive pursuant to the last paragraph of Section 3.4(h)(iii) of your Employment Agreement and the last sentence of Section 4.3(b)(i) of your Employment Agreement upon certain terminations of service for any reason other than for Cause shall be available if your service terminates for any reason other than for Cause on or after December 31, 2019.

Miscellaneous

This letter amends your Employment Agreement, which continues in all other respects in accordance with its terms. Together with your Employment Agreement and the agreements and plans referred to therein, this letter represents the entire understanding between the Corporation and you with respect to the subject matter hereof, and this letter supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. Section 6 of your Employment Agreement (including governing law and mandatory arbitration) is incorporated by reference into this letter.

* * *

If you agree with the foregoing, please sign and return the enclosed copy of this letter, which will become a binding agreement on receipt. We are looking forward to your continued leadership.

Sincerely,

Alexandria Real Estate Equities, Inc.

By:    _____________________________
Name:
Title:

Accepted and Agreed as of the date hereof:

____________________________________
Joel S. Marcus

Annex

Additional Duties and Responsibilities of Executive Chairman

•	Lead Thought Leadership vertical.

•	Lead Corporate Social Responsibility/Philanthropic vertical (excluding Sustainability).

•	Lead Life Science Ecosystem Outreach.

•	Oversee and inspire leadership, culture, management and mission.